SOURCEFORGE, INC.

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of June 9, 2008 by and between SourceForge, Inc. (the “Company”) and Ali Jenab (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom Consultant called or with whom Consultant became acquainted during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.

B. Nonuse and Nondisclosure. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. Without the Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with the Company.

C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

E. Return of Materials. Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to the Company all of the Company’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Consultant may have in Consultant’s possession or control.

3. Ownership.

A. Assignment. Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement that relate in any manner to the business of the Company that Consultant may be directed to undertake, investigate or experiment with or that Consultant may become associated with in work, investigation or experimentation in the Company’s line of business in performing the Services under this Agreement (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions.

B. Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

D. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4. Conflicting Obligations.

A. Conflicts. Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement. Consultant’s violation of this Section 4.A will be considered a material breach under Section 6.B.

B. Substantially Similar Designs. In view of Consultant’s access to the Company’s trade secrets and proprietary know-how, Consultant agrees that Consultant will not, without Company’s prior written approval, design identical or substantially similar designs as those developed under this Agreement for any third party during the term of this Agreement. Consultant acknowledges that the obligations in this Section 4 are ancillary to Consultant’s nondisclosure obligations under Section 2.

5. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services.

6. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) September 8, 2008 or (ii) termination as provided in Section 6.B.

B. Early Termination. Either party may terminate this Agreement prior to the expiration of the term following the material breach of a material provision by the other party, by giving the other party written notice of such termination pursuant to Section 11.E of this Agreement. In the event the Agreement is terminated prior to September 8, 2008 pursuant to this Section 6.B., then the Company shall pay Consultant a lump sum payment equal to $105,000 less any amounts previously paid hereunder. Notwithstanding the foregoing, in the event that (i) the Company terminates this Agreement because of a material breach of a material provision by Consultant, then the Company shall only be required to pay Consultant an amount equal to the remainder of (X) the amount determined by multiplying the number of days that have elapsed since the date of this Agreement until the date of such termination by $1,166.70, the daily rate for the Services, less (Y) any amounts previously paid hereunder. Further, notwithstanding the foregoing, in the event the Effective Date (as such term is defined in that certain Separation Agreement and Release entered into by and between the Company and Consultant as of even date herewith) never occurs, then this Consulting Agreement shall be deemed void from its inception, and no amounts shall be owed by Company to Consultant hereunder.

C. Survival. Upon such early termination or following the running of the full term of the Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 15 days after the effective date of termination, all amounts owing to Consultant for Services completed prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits), Section 8 (Indemnification), Section 9 (Nonsolicitation) and Section 10 (Arbitration) will survive termination of this Agreement.

7. Independent Contractor; Benefits.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company. If Consultant is reclassified by a state or federal agency or court as Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

8. Indemnification. Consultant agrees to indemnify and hold harmless the Company and its directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party’s rights resulting in whole or in part from the Company’s use of the work product of Consultant under this Agreement.

9. Nonsolicitation. From the date of this Agreement until 12 months after the termination of this Agreement (the “Restricted Period”), Consultant will not, without the Company’s prior written consent, directly or indirectly, solicit or encourage any employee or contractor of the Company or its affiliates to terminate employment with, or cease providing services to, the Company or its affiliates. During the Restricted Period, Consultant will not, whether for Consultant’s own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with any person who is or during the period of Consultant’s engagement by the Company was a partner, supplier, customer or client of the Company or its affiliates. For purposes of this paragraph, the term “solicit” shall be deemed not to include advertisements or other generalized employment searches, including advertisements in various media (including trade media) or any job posting system, not specifically directed to employees of the Company and shall not include any action by Consultant following any response by any person to such advertisements or generalized searches or any communication initiated by such person and not by Consultant.

10. Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA COUNTY, BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

11. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), to the party at the party’s address written below or at such other address as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 11.E.

(1)   If to the Company, to:
SourceForge, Inc.
650 Castro Street - Suite 450
Mountain View, CA 94041
Attention: Chief Executive Office

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		SOURCEFORGE, INC.

By:	/s/ Ali Jenab	By:	/s/ Robert M. Neumeister

Name:	Ali Jenab	Name:	Robert M. Neumeister

Title:		Title:	Chairman & CEO

Address for Notice:

EXHIBIT A

Services and Compensation

1. Contact. Consultant’s principal Company contact:

Name: Robert M. Neumeister

Title: Chairman & Chief Executive Officer

2. Services. The Services shall include, but shall not be limited to, the following:

Consultant shall consult with the Company’s Chief Executive Officer and other appropriate officers and employees of the Company, on a timely and as requested basis, in order to assist with the transition of management responsibilities resulting from Robert M. Neumeister’s appointment as Chief Executive Officer and President of the Company.

3. Compensation.

A. The Company will pay Consultant $35,000 per month for a three (3) month period, subject to the provisions of Section 6.B. of this Agreement. Payment due dates shall be July 1, August 1 and September 8, 2008, and payments shall be made within 10 days of their respective payment due dates.

B. The Company will reimburse Consultant for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant receives written consent from an authorized agent of the Company prior to incurring such expenses and submits receipts for such expenses to the Company in accordance with Company policy.

4. Term. The term of this Agreement shall commence on June 10, 2008 and conclude on September 8, 2008.

This Exhibit A is accepted and agreed as of June 9, 2008.

CONSULTANT		SOURCEFORGE, INC.

By:	/s/ Ali Jenab	By:	/s/ Robert M. Neumeister

Name:	Ali Jenab	Name:	Robert M. Neumeister

Title:		Title:	Chairman & Chief Executive Officer